Exhibit 10.2

ACQUISITION FACILITY AMENDMENT TO
AMENDED AND RESTATED CREDIT AGREEMENT

This Acquisition Facility Amendment to Amended and Restated Credit Agreement is made as of August 1, 2007, amending that certain Credit Agreement (as defined below) between CASTLE PINES CAPITAL LLC, a Delaware limited liability company (“CPC”), having its chief executive office located at 9785 Maroon Circle, Suite 110, Englewood, Colorado  80112 and INX INC., a Delaware corporation, (“INX” or “Reseller”), having its chief executive office located at 6401 South West Freeway, Houston, Texas  77074.

WHEREAS, Reseller and CPC have entered in to the Credit Agreement originally dated December 27, 2005, as amended and restated pursuant to that certain Amended and Restated Credit Agreement dated April 30, 2007 (the “Credit Agreement”) between CPC and Reseller, providing the availability for credit to finance inventory on behalf of Reseller (the “Credit Facility”); and

WHEREAS, Reseller has requested that CPC extend credit to permit Reseller to effect Approved Acquisitions; and

WHEREAS, CPC is willing to accommodate such request for credit upon and subject to the terms, conditions and provisions of this Acquisition Amendment and the Documents;

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Reseller and CPC hereby mutually covenant and agree as follows:

SECTION 1.    Definitions.  All capitalized terms not otherwise defined herein shall have the meanings given to such terms in the Credit Agreement.

SECTION 2.    Amendments to Credit Agreement.

A.           Section 2 of the Credit Agreement, Financing Terms, is amended by inserting the following new subsection (h) “Approved Acquisition Facility”:
“(h)  Approved Acquisition Facility.

(i)    Subject to the terms and conditions set forth in this Agreement and so long as no Default has occurred and is continuing, during the Acquisition Period, CPC agrees to make loans to Reseller (individually, an “Acquisition Loan” and collectively, the “Acquisition Loans”) as Reseller may from time to time request for Approved Acquisitions for an amount not to exceed 80% of the Purchase Price of each proposed Target.  The Acquisition Commitment is in addition to the Line of Credit provided for in Section 1 of the Agreement and has no effect upon Reseller’s ability to borrower under such Line of Credit.  Within the limits set forth in this Agreement, Reseller may borrow under this Section 2.(h)(i), pay under Section 2.(h)(vii), (viii) and (ix), and reborrow at any time during the Acquisition Period under this Section 2.(h).  All Acquisition Loans not paid prior to the last day of the Acquisition Period, together with all accrued and unpaid interest thereon and all fees and other amounts owing by Reseller to CPC shall be due and payable on the Termination Date.

(ii)   If the Acquisition Commitment on any date should be less than the total Acquisition Loans outstanding on such date (other than by reason of the termination of the Acquisition Commitment or failure to renew such Acquisition Commitment), Reseller shall be automatically required (without demand or notice of any kind by the Lender, all of which are hereby expressly waived by the Reseller) to immediately repay the Acquisition Loans in an amount sufficient to reduce the amount of the Total Acquisition Loans outstanding to an amount equal to or less than the total Acquisition Commitment.

(iii)  Reseller may, in its sole discretion, at any time or from time to time upon three (3) Business Days' prior written notice to CPC, terminate the Acquisition Commitment in its entirety or reduce the Acquisition Commitment by a minimum amount of $25,000 or any larger multiple of $25,000 of the unused portions of the Acquisition Commitment provided, however, that any such termination or reduction shall be permanent and Reseller shall have no right to thereafter reinstate or increase, as the case may be, the Acquisition Commitment.  Simultaneously with each reduction of the Acquisition Commitment pursuant to this Section 2.(h)(iii), the aggregate amount of such reduction shall be automatically applied to any outstanding indebtedness consisting of Acquisition Loans as may be requested by Reseller.

(iv)   Unless previously terminated, the Acquisition Commitment shall terminate on the Termination Date.

(v)   The Reseller shall give notice to CPC by 10:00 a.m. (Colorado time) on the Business Day of each Acquisition Loan to be made to Reseller to finance an Approved Acquisition, previously approved, and which request shall be irrevocable and shall specify the following:

(A)  The date of such Acquisition Loan, which must be a Business Day during the Acquisition Period;

(B)   The location and number of the Reseller’s account or account of seller of Target to which funds are to be disbursed; and

(C)   A reasonably detailed calculation of the financial covenants, if any, applicable to the Reseller after giving effect to such Acquisition Loan.

(vi)   So long as no Default has occurred and is continuing, each Acquisition Loan shall bear interest on the outstanding principal amount thereof for each day until the maturity of the Acquisition Loan (whether by reason of acceleration or otherwise) at a rate per annum equal to the Prime Rate plus 2%, which interest shall be computed on the basis of a year of 360 days and paid for the actual number of days elapsed (including the first day but excluding the last day).  Such interest shall be due and payable monthly in arrears on the last Business Day of each month, commencing the first month after the extension of each Acquisition Loan, and ending at the earlier of (i) the maturity of each Acquisition Loan or (ii) the Termination Date.  From and after the maturity of the Acquisition Loan, whether by reason of acceleration or otherwise, all unpaid amounts of such Acquisition Loan shall bear interest, due and payable on demand, for each day until paid at a rate per annum equal to the Default Rate.

(vii)  Principal on each Acquisition Loan shall be due and payable in such consecutive  monthly installments as shall be determined by CPC in conjunction with each funding and in any event will not be less than 36 months and not more than 48 months, commencing on the thirteenth month after such Acquisition Loan and continuing for such time as is determined by CPC, but in no event, later than the Termination Date, upon which all outstanding principal and interest together with any unpaid fees shall be remitted to CPC.

(viii)   Reseller may prepay all at any time or any portion from time to time of the unpaid principal balance of all or any Acquisition Loan prior to maturity provided that contemporaneously with each such prepayment, the Reseller shall pay all accrued and unpaid interest due as of such date of prepayment.

(ix)  In addition to the regularly scheduled payments due on the Acquisition Loan provided for in Section 2(h)(vii) above and any voluntary prepayments made by the Reseller under Section 2.(h)(viii) above, the Reseller hereby covenants and agrees to pay to CPC as mandatory prepayments on each Acquisition Loan in inverse order of maturity, within one hundred twenty (120) days after the end of each fiscal year of Reseller (commencing with the fiscal year of Reseller ending December 31, 2008), an amount equal to Twenty-Five Percent (25%) of Reseller’s Excess Cash Flow (if any) for such fiscal year.  All such amounts paid by Reseller pursuant to this subsection (ix) shall be applied first against any interest that may be delinquent and if no interest in then delinquent, then to any principal outstanding under such Acquisition Loans.

(x)  CPC agrees to use commercially reasonable best efforts to issue a determination to Reseller as to whether each proposed Acquisition will be approved as a potential Approved Acquisition within 10 Business Days of CPC’s receipt of a request by Reseller.

(xi)  Reseller agrees to pay CPC (A) a non-refundable Acquisition Commitment fee of one-eighth of one percent of the Acquisition Commitment which will be due and payable in full upon the execution of the Acquisition Amendment, and (B) a non-refundable fee of seven-eighths of one percent of each Acquisition Loan which will be due and payable in full upon CPC’s extension of each Acquisition Loan.

(xii)  Notwithstanding any provision contained in this Agreement to the contrary, CPC shall have no obligation to make any Acquisition Loan under this Agreement with respect to an Approved Acquisition unless CPC shall have received all or any portion of the following as may be designated by CPC with respect to each Acquisition Loan:

(A)           written notice requesting an Acquisition Loan as provided in subsection (v) above;
(B)           a payoff letter (including wire transfer instructions and release of security interests and liens upon receipt of payment) with respect to obligations of the Reseller to the seller of the Target;
(B)           the Target Information Package;
(C)           a duly executed a Collateral Assignment of Contract Rights with respect to each Purchase Agreement (which must be in form and substance satisfactory to CPC) in which Reseller assigns it rights in such Purchase Agreement to CPC and is duly executed by the Reseller;
(D)           evidence satisfactory to CPC that the Property to be acquired as a result of the Approved Acquisition shall be subject to CPC’s first priority security interest in all such Property (including but not limited to a separate security agreement to be executed by any Subsidiary created by Reseller or a Subsidiary of Reseller with respect to the proposed Target and results of searches of UCC records under name of seller and of the Target);

(E)           a guaranty duly executed by any Person with respect to the proposed Target as may be required by CPC;
(F)           such amendments to the Credit Agreement as may be required by CPC and WFDF, including but not limited to revision of existing financial covenants or addition of new financial covenants by Reseller or any Subsidiary;
(G)           evidence satisfactory to CPC that the performance by the Reseller of its obligations under each Purchase Agreement shall not (1) violate any of its organizational documents, (2) violate any applicable law, statute, rule or regulation or (3) conflict with, or result in a default or event of default under, any material agreement of the Reseller;
(H)           pro forma income statements and balance sheets of Reseller and each Subsidiary as of the closing date of the Approved Acquisition after giving effect to the Acquisition then contemplated for the twelve month period immediately following the closing date of the Approved Acquisition;
(I)           evidence satisfactory to CPC that the Reseller has received all requisite governmental, regulatory, corporate, and required third party authorization, consents and approvals necessary to execute and deliver the Purchase Agreement and consummate the transactions contemplated thereunder;
(J)           completion by CPC of its field audits of the Reseller and the Subsidiaries, with the results of such field audit being satisfactory to CPC;
(K)           evidence sufficient to CPC to determine that all material financial, accounting, and tax aspects of the transaction contemplated by this Agreement are acceptable to CPC in its sole discretion;
(L)           evidence satisfactory to CPC that no extraordinary judicial relief such as an injunction or temporary restraining order has been entered which, in the judgment of CPC, would prohibit the making of the Acquisition Loan hereunder, as well as the absence of any litigation or other governmental proceeding that could reasonably be expected to result in such prohibition or otherwise have a Material Adverse Effect;
(M)           evidence satisfactory to CPC that no Material Adverse Effect shall have occurred since the most recent financial statements delivered to CPC by Reseller;
(N)           evidence reasonably satisfactory to CPC that all material documents to be executed and delivered in connection with the acquisition of each Target shall have been delivered to CPC in final form which shall be reasonably satisfactory to CPC and that the acquisition of each Target shall have closed (subject only to the funding of the acquisition consideration);
(O)           evidence satisfactory to CPC that both immediately before and immediately after giving effect to such Acquisition Loan, no Default or Event of Default under this Agreement shall have occurred and be continuing; and

(P)           evidence satisfactory to CPC that all of the representations and warranties made by Reseller under this Agreement shall be true and correct in all material respects on and as of the date of such Acquisition Loan as if made on and as of the date of such Acquisition Loan.

B.           Section 17 of the Credit Agreement, Terms and Termination, is amended by deleting the existing Section 17 in its entirety and replacing same with the following:

“Terms and Termination.  The term of this Agreement, unless sooner terminated in accordance with this Agreement, shall terminate on August 1, 2009 (subject to renewal as provided below, the “Termination Date”), provided, however, that (a) this Agreement shall automatically renew for one (1) year periods from year to year thereafter unless terminated by the Reseller upon written notice at least 90 days prior to the current Termination Date; (b) CPC may terminate this Agreement immediately (i) by written notice to Reseller if Reseller shall lose or relinquish any right to sell or deal in any Financed Inventory or (ii) upon a Default; or (c) CPC may terminate (i) the Inventory Facility and the Revolving Credit Facility at any time by at least 60 days prior written notice by CPC to Reseller, and (ii) the Approved Acquisition Facility at any time by at least 120 days prior written notice by CPC to Reseller; provided however, where Reseller requests further time be provided within either the 60 day notice period or 120 day notice period, as applicable, CPC will agree to an extension of 30 more days.  Upon termination of this Agreement, all Indebtedness owed to CPC shall become immediately due and payable without notice or demand.  Upon any termination, Reseller shall remain liable to CPC for all Indebtedness to CPC, including without limitation interest, fees, charges and expenses arising prior to or after the effective date of termination, and all of CPC's rights and remedies and its security interest shall continue until all Indebtedness to CPC is indefeasibly paid in full and all obligations of Reseller are performed.”

C.           Section 25 of the Credit Agreement, Definitions, is amended by inserting the following new definitions in appropriate alphabetical order:

“Acquisition means any transaction or series of related transactions, consummated on or after the date of this Agreement, by which a Person directly or indirectly (a) acquires all or substantially all of the assets comprising one or more business units of any other Person, whether through purchase of assets, merger or otherwise or (b) acquires (in one transaction or as the most recent transaction in a series of transactions) at least (i) a majority (in number of votes) of the stock and/or other securities of a corporation having ordinary voting power for the election of directors (other than stock and/or other securities having such power only by reason of the happening of a contingency), (ii) a majority (by percentage of voting power) of the outstanding membership interests of a limited liability company, (iii) a majority (by percentage of voting power) of the outstanding general partnership interests and majority of limited partnership interests of a partnership or (iv) a majority of the ownership interests in any organization or entity other than a corporation, limited liability company or partnership.

Acquisition Amendment means that certain Acquisition Facility Amendment to Amended and Restated Credit Agreement dated August 1, 2007, between CPC and Reseller pursuant to which CPC has agreed to provide the Acquisition Commitment to Reseller.

Acquisition Commitment means the extension of credit by CPC to Reseller up to a maximum aggregate amount of Ten Million Dollars ($10,000,000).

Acquisition Periodmeans the period commencing on the date of this Acquisition Amendment and ending on the Termination Date.

Approved Acquisition means a proposed Acquisition by Reseller which enables Reseller to fund the acquisition cost for one hundred percent (100%) of the equity or substantially all of the assets of a Person (each, a “Target”) from a third party seller which meets the following conditions and criteria:

(a)  all material aspects of the Target must be acceptable to CPC in its sole discretion;

(b)  the total purchase price due at closing of a Purchase Agreement, which includes all cash stock and all tangible property paid at closing pursuant to such Purchase Agreement and not any delayed payment, if any (the “Purchase Price”) of the Target shall not exceed a multiple of six times the EBITDA of such Target (as may be adjusted based upon the agreement of the Reseller and CPC) for the twelve month period immediately preceding the anticipated closing date for such Acquisition;

(c)  Reseller shall have delivered to CPC an analysis and a copy of any report presented to the equity holders of Reseller (the “Target Information Package”), which Target Information Package shall include, but not be limited to (i) a history of the Target, (ii) biographies of such members of the management of the Target as may be requested by CPC, (iii) copies of the Purchase Agreement in draft and execution form, (iv) a summary of all liabilities of the Target (including contingent liabilities) both before and as anticipated at the closing of the Acquisition of such Target, (v) an analysis of Property of the Target, including but not limited to such UCC, tax and judgment lien searches as may be requested by CPC, (vi) projections of the anticipated business and financial performance of the Target, updated as may be requested by CPC, and (vii) such other information as may be requested by CPC.

EBITDA means, for the period in question, the sum of (a) Net Income during such period plus (b) to the extent deducted in determining such Net Income, the sum of (i) Interest Expense during such period, plus (ii) any Federal, state, local and/or foreign income taxes paid by such Person in cash during such period, plus (iii) all depreciation and amortization expenses of such Person during such period, plus (iv) any extraordinary losses during such period, plus (vi) any losses from the sale or other disposition of Property other than in the ordinary course of business during such period minus (c) to the extent added in determining such Net Income, the sum of (i) any extraordinary gains during such period and (ii) any gains from the sale or other disposition of Property other than in the ordinary course of business during such period, all determined in accordance with GAAP.

Excess Cash Flow means, for the period in question, the sum of (a) EBITDA during such period minus (b) the sum of (i) all federal, state, local and/or foreign income taxes paid or payable by Reseller and its Subsidiaries in cash during such period, (ii) all obligations for interest paid or payable by Reseller and its Subsidiaries on all indebtedness in cash during such period (including, without limitation, the interest portion of capitalized lease obligations paid or payable in cash and the interest portion of any deferred payment obligation paid or payable in cash during such period), (iii) the aggregate amount of all principal payments required to be made by Reseller and its Subsidiaries on all indebtedness during such period (including the principal portion of payments in respect of capitalized leases but excluding principal payments on the Acquisition Loans), (iv) capital expenditures made by Reseller and its Subsidiaries during such period (net of any indebtedness incurred by Reseller or any such Subsidiary (other than Acquisition Loans) to finance such capital expenditure), and (v) the aggregate amount of all voluntary principal prepayments made by Reseller and its Subsidiaries on any long term indebtedness during such period (excluding principal payments on the Acquisition Loans), all determined on a consolidated basis and in accordance with GAAP.

Interest Expense means, for the period in question, without duplication, all gross interest expense of such Person (including, without limitation, all commissions, discounts and/or related amortization and other fees and charges owed by such Person with respect to letters of credit, the net costs associated with any Swap Contract of such Person, capitalized interest expense and the interest portion of any deferred payment obligation) for such period, all determined in accordance with GAAP.

Net Income means, for the period in question, the after-tax net income (or loss) of such Person during such period, determined in accordance with GAAP.

Property means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.  Properties mean the plural of Property.  For purposes of the Credit Agreement as amended, the Reseller and each Subsidiary shall be deemed to be the owner of any Property which it has acquired or holds subject to a conditional sale agreement, financing lease or other arrangement pursuant to which title to the Property has been retained by or vested in some other Person for security purposes.

Purchase Agreement shall mean each asset purchase agreement, merger agreement or equity purchase agreement between the seller of a Target and the Reseller.

Purchase Price has the meaning set forth within the definition of Approved Acquisition.

Swap Contract shall mean (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a ‘Master Agreement’), including any such obligations or liabilities under any Master Agreement.

Target has the meaning set forth within the definition of Approved Acquisition.”

D.           Section 25 of the Credit Agreement, Definitions, is amended by deleting the existing definition, Indebtedness, and replacing it with the following in appropriate alphabetical order:

“Indebtedness means all present and future indebtedness and obligations of Reseller to CPC arising under this Agreement as amended, including but not limited to the Acquisition Amendment, of whatever kind, now due or to become due, absolute or contingent, and whether joint, several or join and several.”

SECTION 3.Full Force and Effect.  Except as specifically amended hereby, all of the terms and conditions of the Credit Agreement as amended, the Documents, and all other documents, instruments and agreements executed and/or delivered in connection therewith, shall remain in full force and effect, and the same are hereby ratified and confirmed.  This Acquisition Amendment, the Credit Agreement, and the other Documents constitute legal, valid and binding obligations of Reseller and are enforceable against Reseller in accordance with their respective terms.

SECTION  4.Counterparts.  This Acquisition Amendment may be executed in one or more counterparts, each of which shall be deemed to be an original, and all of which shall constitute together but one and the same agreement.

SECTION  5.Governing Law.  This Acquisition Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns and shall be governed by and construed in accordance with the laws of the State of Colorado.

[signature page(s) to follow]

IN WITNESS WHEREOF, the Reseller has caused this Acquisition Amendment to Credit Agreement to be executed by its authorized officers as of the day and year first above written.

INX INC.

ATTEST:
By:   _/s/ Brian Fontana___________
__/s/ Joseph E. Horzepa_________                                                                               Name: Brian Fontana
Joseph E. Horzepa, Secretary                                                                                    Title: Vice-President - CFO

ATTEST:

_/s/ James H. Long_________________
James H. Long, Chief Executive Officer

CASTLE PINES CAPITAL LLC

By:   _/s/ Michael Gallagher____________
Name:  Michael Gallagher
Title: Managing Partner